Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL INSURANCE HOLDINGS, INC. ANNOUNCES INCREASED

QUARTERLY DIVIDEND OF $0.14 PER SHARE

Fort Lauderdale, FL, January 14, 2016 - Universal Insurance Holdings, Inc. (NYSE: UVE) announced today that its Board of Directors declared an increased quarterly dividend of $0.14 per share of common stock, up $0.02 from the $0.12 per share paid during the first three quarters of 2015. Payment will be made on March 2, 2016 to shareholders of record on February 18, 2016. If declared and paid as intended, the annual aggregate dividend in 2016 will be $0.56 for each common share.

“We are pleased to announce an increase to our dividend, underscoring our commitment to enhancing value for our shareholders,” said Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer. “Over the past several years, Universal Insurance has delivered a consistent track record of growth and value creation supported by the strength and diversity of our business model, steady geographic expansion and focus on writing high quality, rate adequate business. The increase in our quarterly dividend, the third since 2013, reflects the Board’s confidence in our outlook, our financial strength and ability to continue delivering profitable growth. Going forward, we will maintain a balanced approach to capital deployment that includes returning capital to shareholders while prudently investing in our strategic growth initiatives.”

The declaration and payment of future dividends is subject to the Board’s discretion and will be dependent upon future earnings, cash flows, financial requirements, and other factors.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania and Minnesota. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2014 and the Form 10-Q for the quarter ended September 30, 2015.

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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